SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2005

VIGNETTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25375	74-2769415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 South MoPac Expressway, Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 741-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

SIGNATURES

Item 1.01.	Entry Into a Material Definitive Agreement

On November 11, 2005 Vignette Corporation (the “Company”) amended and restated a Master Services Agreement (the “Agreement”) with Virtusa Corporation (“Virtusa”). The Agreement is effective as of November 1, 2005. Except in certain cases the Agreement continues until Vignette determines to terminate the relationship and pays a termination fee, if applicable at such time. Under the terms of the Agreement Virtusa will provide to the Company professional services (the “Deliverables”) as specified by the Operations Framework (i.e. Work Order No. 1) and other work orders as may be agreed to by the parties. The Deliverables will include but are not limited to designs, specifications, instructions, software, data, course materials, computer programming code, reusable routines, and computer software applications. Virtusa will assign all right, title, and interest in the Deliverables, including without limitation, all copyrights, moral rights, patents, trademarks, trade secrets, mask works, and any other intellectual property related to the Deliverables to the Company.

With respect to the Operations Framework, the Deliverables will be billed on a capacity approach, also known as a retainer approach in which a certain number Virtusa employees are assigned to work on the Vignette account and billed to Vignette. Vignette shall reimburse Virtusa for all reasonable travel and living expenses incurred by Virtusa in performing its responsibilities and obligations under the Agreement in addition to the fee(s) for the Deliverables set forth in the work order. There is a minimum commitment in the Agreement for years one through three of $5.7 million, $5.9 million, and $6.1 million, respectively. It is estimated that the total cost of the Agreement will range from $7 million to $8 million annually to be charged to research and development. The cost of the Agreement is not expected to be materially different from the costs currently incurred for research and development and provides a level of pricing stability for several years that should allow for ongoing cost control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGNETTE CORPORATION

Date: November 22, 2005	By:	/s/ Thomas E. Hogan
Thomas E. Hogan President and Chief Executive Officer